Exhibit 99.1

FOR IMMEDIATE RELEASE

GLOBAL MEDICAL REIT INC. ANNOUNCES APPOINTMENT OF PAULA CROWLEY TO ITS BOARD OF DIRECTORS AND THE DECLARATION OF ITS SECOND QUARTER 2018 COMMON AND PREFERRED DIVIDENDS

Bethesda, MD – June 15, 2018 – Global Medical REIT Inc. (NYSE: GMRE) (the “Company”), a Maryland corporation engaged primarily in the acquisition of licensed, state-of-the-art, purpose-built healthcare facilities and the leasing of these facilities to strong clinical operators with leading market share, today announces the appointment of Paula Crowley to the Company’s Board of Directors (the “Board”), effective as of June 14, 2018. Ms. Crowley will serve as a member on the Board’s Audit Committee and Investment Committee.

Appointment of Paula Crowley to the Board

Ms. Crowley has over 40 years of real estate experience and has worked with Anchor Health Properties (“Anchor”), which she co-founded in 1987 and served as Chief Executive Officer until October 2015, when Anchor was sold to Brinkman Management and Development. Since October 2015, Ms. Crowley has continued to be involved with Anchor, serving as its Chairman from October 2015 through November 2017 and as its Chair Emeritus since November 2017. Anchor is a national full-service real estate development, management and investment company that focuses on healthcare properties. Prior to Anchor, Ms. Crowley spent eight years as Development Director with The Rouse Company of Columbia, Maryland, where she was responsible for the development of urban retail projects.

Ms. Crowley received a BA from Middlebury College, a Masters in City Planning from the University of Pennsylvania and an MBA from the University of Pennsylvania Wharton School.

Jeff Busch, the Company’s Chairman of the Board and Chief Executive Officer, commented, “We are very excited that Paula has joined our Board. We believe Paula’s significant experience in healthcare real estate will serve as a tremendous asset to our Board and in particular our Board’s Audit Committee and Investment Committee. On behalf of the management team and the other directors, I welcome Paula to our team.”

 Declaration of Second Quarter Common Stock and Preferred Stock Dividends

The Company announced today that the Board authorized:

•	a $0.20 per share cash dividend to common stockholders of record as of June 26, 2018, to be paid on July 11, 2018. This dividend represents the Company’s second quarter 2018 dividend payment to its common stockholders; and

•	a $0.46875 per share cash dividend to holders of record as of July 15, 2018 of its Series A Cumulative Redeemable Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”) to be paid on July 31, 2018. This dividend represents the Company’s quarterly dividend on its Series A Preferred Stock for the period from April 30, 2018 through July 30, 2018.

About Global Medical REIT Inc.

Global Medical REIT Inc. is a Maryland corporation engaged primarily in the acquisition of licensed, state-of-the-art, purpose-built healthcare facilities and the leasing of these facilities to strong clinical operators with leading market share. The Company’s management team has significant healthcare, real estate and public real estate investment trust, or REIT, experience and has long-established relationships with a wide range of healthcare providers. The Company elected to be taxed as a REIT for U.S. federal income tax purposes commencing with its taxable year ending December 31, 2016.

COMPANY CONTACT:		INVESTOR RELATIONS:
-OR-
Global Medical REIT Inc.		The Equity Group Inc.
Danica Holley		Jeremy Hellman
Chief Operating Officer		Senior Associate
(202) 524-6854 danicah@globalmedicalreit.com		(212) 836-9626 / jhellman@equityny.com

Adam Prior
Senior Vice-President
(212) 836-9606 / aprior@equityny.com